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                                                                 Exhibit (9)(kk)

                 AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN
                            BNY HAMILTON FUNDS, INC.

           Retail, Classic, Premier, Agency and Hamilton Share Classes

     Introduction: The Amended and Restated Shareholder Servicing Plan (the "Plan") set forth below has been adopted by BNY Hamilton Funds, Inc. (the "Corporation") in respect of the Retail Shares class (the "Retail Class"), the Classic Shares class (the "Classic Class"), the Premier Shares class (the "Premier Class"), the Agency Shares class (the "Agency Class") and the Hamilton Shares class (the "Hamilton Class") of each of the Corporation's series listed on Schedule A, as such Schedule may be amended from time to time (each, a "Series"). The Plan is not adopted pursuant to Rule 12b-1 promulgated under the Investment Company Act of 1940 (the "1940 Act"). The fees, or portions thereof, payable under the Plan may constitute "service fees" as defined by the National Association of Securities Dealers, Inc. ("NASD"), subject to the limitations contained in the Plan. Under the Plan, each Series would pay one or more financial institutions and other organizations ("Service Organizations") that provide shareholder support services and other related services and administrative assistance to its respective shareholder accounts.

     The Corporation's Board of Directors, in considering whether a Series should implement the Plan, has requested and evaluated such information as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to each of the Retail Class, Classic Class, Premier Class, Agency Class and Hamilton Class shares of the Series for such purposes.

     In voting to approve the implementation of such a plan, the members of the Board of Directors have concluded, in exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan set forth below will benefit the Corporation and holders of each of the Retail Class, Classic Class, Premier Class, Agency Class and Hamilton Class shares of each Series.

     The Plan: The material aspects of the Plan are as follows:

     Section 1. A Series will enter into written agreements, substantially in the form attached hereto as Annex 1, with Service Organizations under which such Service Organizations will provide shareholder support services and other related services and administrative assistance to the holders of Retail Class, Classic Class, Premier Class, Agency Class or Hamilton Class shares of the Series, as applicable, and will receive payment for such services from the Series as described in Section 2 of this Plan.

     Section 2. Pursuant to this Plan, for the shareholder support services and other related services and administrative assistance provided by Service Organizations, a Series may pay to such Service Organizations fees up to the maximum rates specified on Schedule A hereto on an annual basis of the average daily net assets of the Series represented by Retail Class, Classic Class, Premier Class, Agency Class or Hamilton Class shares, as applicable, of such Series;

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provided that, in the case of the Retail Class, Classic Class and Premier Class of each Series, at no time shall the amounts paid to Service Organizations for "service fees" (as defined by the rules of the NASD) exceed 0.25% of the average daily net assets attributable to a particular share class of a particular Series (or such other maximum amount then permitted by the NASD as a "service fee"). The fees payable to Service Organizations from time to time shall, within such limits, be determined by the Board of Directors of the Corporation.

     Section 3. For purposes of determining the fees payable under this Plan, the value of a Series' net assets attributable to the Retail Class, Classic Class, Premier Class, Agency Class or Hamilton Class shares, as applicable, of such Series shall be computed in the manner specified in the Corporation's charter as then in effect for computation of the value of the Series' net assets attributable to such a class.

     Section 4. The Board of Directors of the Corporation shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan and the purposes therefore.

     Section 5. This Plan shall be effective in respect of a Series on the date upon which it has been approved by a majority of the members of the Board of Directors of the Corporation, including a majority of the board members who are not "interested persons" (as defined in the 1940 Act) of the Corporation and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

     Section 6. This Plan and each related agreement will, unless earlier terminated in accordance with its terms, continue in effect from year to year if such continuance is specifically approved at least annually in the manner described in Section 5 hereof.

     Section 7. The Plan is terminable in respect of a Series without penalty at any time by vote of a majority of the board members who are not "interested persons" (as defined in the 1940 Act) of the Corporation and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, and the Plan may be amended at any time by the Board of Directors, provided that any material amendments of the terms of this Plan shall only become effective upon approval in the manner described in Section 5 hereof. The Plan will continue in effect in respect of a Series notwithstanding the fact that it has been terminated in respect of another Series.

     Section 8. The obligations hereunder and under any agreement related to this Plan shall only be binding upon the assets and property of the Corporation and shall not be binding upon any director, officer or shareholder of the Corporation individually.

Dated: September 21, 2005

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                                   SCHEDULE A
                        TO THE SHAREHOLDER SERVICING PLAN

                            BNY HAMILTON FUNDS, INC.

Name of Series and Class                                          Rate per Annum
------------------------                                          --------------
BNY Hamilton Money Fund - Retail Class                                 .30%
BNY Hamilton Money Fund - Classic Class                                .30%
BNY Hamilton Money Fund - Premier Class                                .30%
BNY Hamilton Money Fund - Agency Class                                 .15%
BNY Hamilton Money Fund - Hamilton Class                               .05%

BNY Hamilton Treasury Money Fund - Retail Class                        .30%
BNY Hamilton Treasury Money Fund - Classic Class                       .30%
BNY Hamilton Treasury Money Fund - Premier Class                       .30%
BNY Hamilton Treasury Money Fund - Agency Class                        .15%
BNY Hamilton Treasury Money Fund - Hamilton Class                      .05%

BNY Hamilton New York Tax-Exempt Money Fund - Classic Class            .25%
BNY Hamilton New York Tax-Exempt Money Fund - Premier Class            .25%
BNY Hamilton New York Tax-Exempt Money Fund - Hamilton Class           N/A

Dated: As of September 21, 2005

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                                     ANNEX 1
                        TO THE SHAREHOLDER SERVICING PLAN

                      Form of Shareholder Service Agreement

[DATE]

BNY Hamilton Funds, Inc.
[ADDRESS]

Gentlemen:

     We wish to enter into this Shareholder Servicing Agreement with you concerning the provision of shareholder support services and other related services and administrative assistance to our customers ("Customers") who may from time to time beneficially own shares of [NAME OF CLASS & SERIES] of BNY Hamilton Funds, Inc. (the "Corporation"). The terms and conditions of this agreement are as follows:

     1. We agree to provide to Customers who may from time to time beneficially own shares of [NAME OF CLASS & SERIES] any or all of the shareholder support services and other related services and administrative assistance described below.

     [Shareholder support services include: (a) answering shareholder inquiries (through electronic and other means) regarding account status and history, the manner in which purchases and redemptions of Fund shares may be effected, and certain other matters pertaining to the Funds; (b) providing shareholders with information through electronic means; (c) assisting shareholders in completing application forms, designating and changing dividend options, account designations and addresses; (d) arranging for or assisting shareholders with respect to the wiring of the funds to and from shareholder accounts in connection with shareholder orders to purchase, redeem or exchange shares; (e) verifying shareholder requests for changes to account information; (f) handling correspondence from shareholders about their accounts; (g) assisting in establishing and maintaining shareholder accounts; and (h) providing other shareholder services as the Fund or a shareholder may reasonably request, to the extent permitted by applicable law.]

     [Other related services and administrative assistance include: (a) aggregating and processing purchase and redemption orders for shares; (b) providing shareholders with periodic account statements showing their purchases, sales, and positions in the applicable Fund; (c) processing dividend payments for the applicable Fund; (d) providing sub-accounting services to the Fund for shares held for the benefit of shareholders; (e) forwarding communications from the Funds to shareholders, including proxy statements and proxy solicitation materials, shareholder reports, dividend and tax notices, and updated prospectuses and statements of additional information; (f) receiving, tabulating and transmitting proxies executed by Fund shareholders; (g) facilitating the transmission and receipt of funds in connection with shareholder orders to purchase, redeem or exchange shares; (h) developing and maintain facilities to enable transmission of share transactions by electronic and non-electronic means; (i) providing support

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and related services to financial intermediaries in order to facilitate their processing of orders and communications with shareholders; (j) providing transmission and other functionalities for shares included in investment, retirement, asset allocation, cash management or sweep programs or similar programs or services; and (k) developing and maintaining check writing functionality.]

     2. We may be subject to the provisions of laws governing, among other things, the conduct of activities by federally chartered and supervised banks and other banking organizations. As such, the Corporation recognizes that we are restricted in the activities we may undertake and for which we may be paid and, therefore, we will perform only those activities that are consistent with our statutory and regulatory obligations. We will act solely as agent for, upon the order of, and for the account of, our Customers.

     3. We will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in our business, or any personnel employed by us) as may be reasonably necessary or beneficial in order to provide such services to Customers.

     4. We will not, nor will any of our officers, employees or agents, make any representations concerning the Corporation or [NAME OF CLASS & SERIES], except those contained in the Corporation's then-current prospectus for [NAME OF CLASS & SERIES], copies of which will be supplied to us by the Corporation, or in such supplemental literature or advertising as may be authorized by the Corporation in writing.

     5. For all purposes of this Agreement, we will be deemed to be an independent contractor, and will have no authority to act as agent for the Corporation in any matter or in any respect. We agree to and do release, indemnify and hold the Corporation harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by us or our officers, employees or agents regarding our responsibilities hereunder or the purchase, redemption, transfer or registration of [NAME OF CLASS & SERIES] by or on behalf of Customers. We and our employees, upon request, will be available during normal business hours to consult with the Corporation or its designees concerning the performance of our responsibilities under this Agreement.

     6. In consideration of the services and facilities provided by us hereunder, the Corporation agrees to pay us and we will accept as full payment
therefor, a fee at the annual rate of [   %] of the average daily net asset
                                       ---
value of [NAME OF CLASS & SERIES] beneficially owned by our Customers with whom we have a servicing relationship (the "Customers' Shares"), which fee will be computed daily and payable monthly. We agree to and do waive such portion of the fee payable under this Section 6 as is necessary to assure that the amount of such fee which is required to be accrued on any day with respect to our Customers does not exceed the income to be accrued to our Customers' Shares on that day. For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Customers' Shares will be computed in the manner specified in the Corporation's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of [NAME OF CLASS & SERIES] for purposes of purchases and redemptions. The Corporation, in its discretion and

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without notice, may suspend or withdraw the sale of [NAME OF CLASS & SERIES], including the sale of such shares for the account of any Customer or Customers.

     7. Any person authorized to direct the disposition of monies paid or payable by the Corporation pursuant to this Agreement will provide to the Corporation's Board of Directors, and the Corporation's Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, we will furnish the Corporation or its designees with such information as the Corporation or its designees may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with the Corporation or its designees (including, without limitation, any auditors designated by the Corporation), in connection with the preparation of reports to the Corporation's Board of Directors concerning this agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law. We will promptly report to the Corporation any potential or existing conflicts with respect to the investments of our customers in the [NAME OF CLASS & SERIES].

     8. The Corporation may enter into other similar Shareholder Servicing Agreements with any other person or persons without our consent.

     9. We represent, warrant and agree that: (i) in no event will any of the services provided by us hereunder be primarily intended to result in the sale of any shares issued by the Corporation; (ii) the compensation payable to us hereunder, together with any other compensation payable to us by Customers in connection with the investment of their assets in [NAME OF CLASS & SERIES], will be disclosed by us to our Customers, will be authorized by our Customers and will not result in an excessive or unreasonable fee to us; (iii) we will not advertise or otherwise promote our Customer accounts primarily as a means of investing in [NAME OF CLASS & SERIES] or establish or maintain Customer accounts for the primary purpose of investing in [NAME OF CLASS & SERIES]; (iv) in the event an issue pertaining to this agreement is submitted for shareholder approval, we will vote any [NAME OF CLASS & SERIES] held for our own account in the same proportion as the vote of the [NAME OF CLASS & SERIES] held for our Customers' benefit; and (v) we will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless we have obtained the licenses required by such law.

     10. This Agreement will become effective on the date a fully executed copy of this agreement is received by the Corporation or its designee. Unless sooner
terminated, this Agreement will continue until                , and thereafter
                                               ---------------
will continue automatically for successive annual periods ending on
                .
----------------

     11. All notices and other communications will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown above, or to such other address as either party shall so provide the other.

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     12. This Agreement shall be construed in accordance with the internal laws of the State of New York without giving effect to principles of conflict of laws, and is non-assignable by the parties hereto.

     If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us.

Very truly yours,

[Shareholder Organization]


By:
    ------------------------------
Name:
Title:

Date:

Accepted and agreed to:


BNY HAMILTON FUNDS, INC.


By:
    -----------------------------
Name:
Title:

Effective Date:

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